Exhibit 10.10

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date (as defined in Section 1), by and between the Participant and Intervest Bancshares Corporation (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company maintains the Intervest Bancshares Corporation Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Non-Qualified Stock Option Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.         Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

(a)	The “Participant” is

(b)	The Grant Date is

(c)	The number of “Covered Shares” is shares of Class A Common Stock.

(d)	The Exercise Price is $7.50 per share.

Other terms used in this Agreement are defined in Section 8 or elsewhere in this Agreement.

2.         Award and Exercise Price The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an “Incentive Stock Option,” as defined in the Plan and in Section 422(b) of the Code.

3.         Date of Exercise. The Option is immediately exercisable as to all of the Covered Shares.

4.         Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be earliest to occur of:

(a)         the ten-year anniversary of the Grant Date;

(b)         if the Participant’s Date of Termination occurs by reason of Disability or death, the one-year anniversary of such Date of Termination;

(c)         If the Participant’s Date of Termination occurs for reasons other than death or Disability, ninety (90) days after the Date of Termination.

In the event of the Participant’s death while in the employ of the Company, the Participant’s executors or administrators (or the person or persons to whom the Participant’s rights under the Option shall have passed by the Participant’s will or by the laws of descent and distribution) may exercise, any unexercised portion of the Option. No extension of time beyond the Participant’s Date of Termination shall permit exercise beyond the date such Option would otherwise expire if no termination had occurred.

5.         Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than ten (10) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (b) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company, or, at the discretion of the Committee at any time: (a) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock acceptable to the Committee (including, if the Committee so approves, the withholding of shares otherwise issuable upon exercise of the Option) and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (b) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

6.         Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

7.         Transferability. Except as otherwise provided in this Section 7, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant or by the Participant’s guardian or legal representative. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).

8.         Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:

(a)         Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company or a Related Company, in the case of an employee, or service on the Board of Directors, in the case of a Director, terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(b)         Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(c)         Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9.         Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Participant’s death prior to exercise of this Option, the Option may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by the Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.

10.         Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

11.         Plan Definitions. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

12.         Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

13.         Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant

Intervest Bancshares Corporation

By:
Lowell S. Dansker
Its:	Chairman & CEO

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